UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2026

OPKO Health, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33528	75-2402409
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4400 Biscayne Blvd.
Miami, Florida		33137
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 305 575-4100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	OPK	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On October 1, 2026, OPKO Health, Inc. (the “Company”) determined that its 3.75% Convertible Senior Notes due 2029 (the “Notes”), of which approximately $121 million is outstanding, are convertible by holders of such Notes through December 31, 2026. The Company has elected to satisfy its conversion obligation under the Notes in shares of the Company’s common stock. The conversion right has been triggered because the closing price per share of the Company’s common stock has exceeded $1.495, or 130% of the applicable conversion price of $1.15, for at least 20 of 30 consecutive trading days during the quarter ended September 30, 2026. The Notes will continue to be convertible until December 31, 2026, and may be convertible thereafter, if one or more of the conversion conditions specified in the Indenture, dated as of January 9, 2024, by and between the Company and U.S. Bank Trust Company, National Association (the “Indenture”), is satisfied during future measurement periods. Pursuant to the Indenture, a holder who elects to convert the Notes will receive 869.5652 shares of the Company’s Common Stock plus such number of additional shares as is applicable on the conversion date per $1,000 principal amount of Notes based on the early conversion provisions in the Indenture. A complete explanation of the conversion rights of holders of the Notes, as well as the procedures required to convert the Notes, is set forth in the Indenture.

U.S. Bank Trust Company, National Association is the trustee for the holders of the Notes and the conversion agent under the Indenture. Any questions relating to the mechanics of the conversion for the Notes should be directed to U.S. Bank Trust Company, National Association, Attn: Corporate Trust Department.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPKO Health, Inc.

	By:	/s/ Adam Logal
Date: October 2, 2026	Name:	Adam Logal
	Title:	Senior Vice President, Chief Financial Officer